As filed with the Securities and Exchange Commission on January 28, 2008
Registration No. 333-138265

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2
ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UROPLASTY, INC.
(Exact Name of Registrant as specified in its charter)

Minnesota	3841	41-1719250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
5420 Feltl Road
Minnetonka, Minnesota 55343
Telephone: (952) 426-6140
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)
David B. Kaysen
President and Chief Executive Officer
5420 Feltl Road
Minnetonka, Minnesota 55343
Telephone: (952) 426-6140
(Name, address, including zip code and telephone
number, including area code, of agent for service)

Copies to:
Jeffrey C. Robbins, Esq.
Messerli & Kramer P.A.
150 South Fifth Street, Suite 1800
Minneapolis, Minnesota 55402
Telephone: (612) 672-3600
Facsimile: (612) 672-3777

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
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     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I. D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
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     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 on Form S-3 contains an updated prospectus relating to the offering and sale of shares of common stock issuable upon the exercise of warrants that were previously issued to the selling agent in connection with the registrant’s public offering. These securities were initially registered on the Registration Statement on Form SB-2 (File No. 333-138265) that was declared effective by the SEC on December 12, 2006. This Post-Effective Amendment No. 1 is being filed in compliance with Section 10(a)(3) of the Securities Act and to convert such Registration Statement on Form SB-2 into a Registration Statement on Form S-3 in reliance upon Rule 401 under the Securities Act. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the Registration Statement on Form SB-2.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.
Subject to Completion Dated January 28, 2008
PROSPECTUS
121,500 Shares of Common Stock
Issuable Upon Exercise of Warrants

This prospectus relates to 121,500 shares of our common stock issuable upon the exercise of warrants, which were originally issued to the selling agent in connection with our public offering completed in December 2006. We will not receive proceeds from the sale of the underlying common stock.
Our common stock is traded on the American Stock Exchange under the symbol “UPI.” On January 25, 2008, the closing price of our common stock on the American Stock Exchange was $4.00 per share.
Our public float, calculated pursuant to General Instruction I.B.6 of Form S-3, was $49.8 million as of January 16, 2008. The amount of securities offered pursuant to General Instruction I.B.6 of Form S-3 during the previous 12 months, including the proposed sale, is $483,570.
This investment is speculative and involves a high degree of risk. See “Risk Factors” on page 3 to read about factors you should consider before buying shares of the common stock.
Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2008

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus and documents incorporated by reference in this prospectus is accurate only as of the date on those respective documents.

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PROSPECTUS SUMMARY
This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus, including the section entitled “Risk Factors” and the financial statements incorporated by reference in this prospectus.
Overview
We are a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions. Our primary focus is the commercialization of our Urgent PC® system, which we believe is the only FDA-approved non-surgical neurostimulation therapy for the treatment of overactive bladder symptoms. We also offer Macroplastique® Implants, a bulking agent for the treatment of urinary incontinence. We believe that physicians prefer our products because they offer an effective therapy for the patient, can be administered in office-based settings and, with reimbursement in place, provide the physicians a new profitable recurring revenue stream. We believe that patients prefer our products because they are non-surgical treatment alternatives that do not have the side-effects associated with pharmaceutical treatment options.
Market
The field of neurostimulation, a form of therapy in which a low-voltage electrical current is used to treat medical conditions affecting parts of the nervous system, has grown dramatically in recent years. According to Medtech Insight, the U.S. market for neurostimulation devices is expected to grow from approximately $628 million in 2006 to approximately $2 billion in 2012, representing a compound annual growth rate in excess of 20%. FDA-approved neurostimulation devices are currently utilized to treat a range of indications, including voiding dysfunctions, chronic pain, epilepsy, essential tremor, Parkinson’s disease, hearing loss and depression. These devices are implanted in the body or used in a non-invasive manner to stimulate different parts of the nervous system, including the spinal cord, sacral nerves and vagus nerve, among other areas. We believe the neurostimulation market represents a significant opportunity for us in the treatment of overactive bladder symptoms.
Voiding dysfunctions affect urinary control and can result in uncontrolled bladder sensations (overactive bladder) or unwanted leakage (urinary incontinence). Overactive bladder (OAB) is a prevalent and challenging urologic problem affecting an estimated 34 million Americans. The Agency for Health Care Policy and Research (AHCPR), a division of the Public Health Service, U.S. Department of Health and Human Services, estimates that urinary incontinence affects about 13 million people in the United States, of which 85% (11 million) are women. AHCPR estimates the total cost of treating incontinence (management and curative approaches) of all types in the United States is $16 billion. Historically, only a small percentage of the patients suffering from these disorders have sought treatment. In recent years, however, the number of people seeking treatment has grown as a result of the publicity associated with new minimally invasive treatment alternatives.
When patients seek treatment, physicians generally assess the severity of the symptoms as mild, moderate or severe. Regardless of the degree of severity, however, patients will often consider drug therapy and minimally invasive treatment first. We believe that our company is uniquely positioned because we offer office—based, minimally invasive solutions.
Our Strategy
Our goal is to become the leading provider of non-surgical neurostimulation solutions for patients who suffer from OAB symptoms. We also plan to market other innovative products to physicians focused on office-based procedures for the treatment of urinary incontinence. We believe that, with our Urgent PC and Macroplastique products, we will increasingly garner the attention of key physicians, our independent sales representatives and distributors to grow revenue. The key elements of our strategy are to:

•	Educate physicians about the benefits of our Urgent PC neurostimulation system.

•	Build patient awareness of office-based solutions

•	Focus on office-based solutions for physicians

•	Increase market coverage in the United States sales and internationally.

•	Develop, acquire or license new products.
Our Products
The Urgent PC neurostimulation system is a minimally invasive device designed for office-based treatment of overactive bladder symptoms of urge incontinence, urinary urgency and urinary frequency. The Urgent PC system uses percutaneous tibial nerve stimulation to deliver an electrical pulse that travels to the sacral nerve plexus, a control center for bladder function. We have received regulatory approvals for sale of the Urgent PC system in the United States, Canada and Europe. We launched sales of our second generation Urgent PC system in late 2006.
Macroplastique is a minimally invasive, implantable soft tissue bulking product for the treatment of urinary incontinence. When Macroplastique is injected into tissue around the urethra, it stabilizes and “bulks” tissues close to the urethra, thereby providing the surrounding muscles with increased capability to control the release of urine. Macroplastique has been sold for urological indications in over 40 countries outside the United States since 1991. In October 2006, we received from the FDA pre-market approval for the use of Macroplastique to treat female stress incontinence. We began marketing this product in the United States in early 2007.
Sales and Marketing
We are focusing our sales and marketing efforts primarily on office-based and outpatient surgery-based urologists, urogynecologists and gynecologists with significant patient volume. We believe the United States is a significant opportunity for future sales of our products. In order to grow our United States business, we have expanded our sales organization, consisting of direct field sales personnel and independent sales representatives, marketing organization and reimbursement department to market our products directly to our customers. By expanding our United Sates presence, we intend to develop long-standing relationships with leading physicians treating overactive bladder symptoms and incontinence.
Corporate Information
Our company was incorporated in Minnesota in 1992. Our headquarters are located at 5420 Feltl Road, Minnetonka, Minnesota, 55343. Our telephone number is (952) 426-6140. We maintain a web site at www.uroplasty.com. Information contained on our web site is not part of, and is not incorporated by reference into, this prospectus.
Urgent® PC, Macroplastique®, Bioplastique®, PTQ®, VOX® and I-Stop™ are trademarks we own or license. This prospectus also refers to trademarks and tradenames of other organizations.
The Offering
This prospectus covers 121,500 shares of our common stock issuable upon the exercise of warrants at an exercise price of $2.40 per share. We originally sold the warrants to Craig-Hallum Capital Group LLC, as selling agent in connection with our public offering, pursuant to a prospectus dated December 21, 2006. We will not receive any proceeds from the sale of the underlying common stock.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth below and all other information contained or incorporated by reference in this prospectus before purchasing our common stock. If the following risks actually occur, our business, financial condition and results of operations could be seriously harmed, the price of our common stock could decline and you could lose part or all of your investment.
Risks Relating to Our Company and Industry
We continue to incur losses and may never reach profitability.
We have incurred net losses in each of the last five fiscal years. As of September 30, 2007, we had an accumulated deficit of approximately $18.2 million primarily as a result of costs relating to the development, including seeking regulatory approvals, and commercialization of our products. We expect our operating expenses relating to sales and marketing activities, product development and clinical trials, including for FDA-mandated post-market clinical study for our Macroplastique product, will continue to increase during the foreseeable future. To achieve profitability, we must generate substantially more revenue than we have this year or in prior years. Our ability to achieve significant revenue growth will depend, in large part, on our ability to achieve widespread market acceptance for our products and successfully expand our business in the U.S., which we cannot guarantee will happen. We may never realize sufficient revenue from the sale of our products to be profitable.
If we are not able to attract, retain and motivate our sales force and expand our distribution channels, our sales and revenues will suffer.
In the U.S., we have a sales organization consisting of direct sales personnel and a network of independent sales representatives. In the United Kingdom, we have direct sales personnel. Our marketing organization supports our U.S. and U.K. sales and international distributor organizations. We anticipate continuing to expand our sales and marketing organization, as needed to support our growth. We have and will continue to incur significant additional expenses to support this organization. We may not be able to recruit, train, motivate or retain qualified sales and marketing personnel or independent sales representatives. Our ability to increase product sales in the U.S. will largely depend upon our ability to develop and maintain the sales organization. Outside of the U.S. and the U.K., we sell our products primarily through a network of independent distributors. Our ability to increase product sales in foreign markets will largely depend on our ability to develop and maintain relationships with our existing and additional distributors. We may not be able to retain distributors who are willing to commit the necessary resources to market and sell our products to the level of our expectations. Failure to expand our distribution channels or to recruit, retain and motivate qualified personnel could have a material adverse effect on our product sales and revenues.
We are unable to predict how quickly or how broadly the market will accept our products. If demand for our products fails to develop as we expect, our revenues may decline or we may be unable to increase our revenues and be profitable.
Our failure to achieve sufficient market acceptance of our products in the U.S., particularly for the Urgent PC system, will limit our ability to generate revenue and be profitable. Market acceptance of our products will depend on our ability to demonstrate the safety, clinical efficacy, perceived benefits, cost-effectiveness and third party reimburseability of our products compared to products or treatment options of our competitors, and to train physicians in the proper application of our products. We cannot assure you that we will be successful in educating the marketplace about the benefits of using our products. Even if customers accept our products, this acceptance may not translate into sales if our competitors have developed similar products that our customers prefer. Furthermore, if our products do not achieve increasing market acceptance in the U.S. and internationally, our revenues may decline or we may be unable to increase our revenues and be profitable.

We are primarily dependent on sales of two product lines and our business may suffer if sales of these product lines decline.
Currently, we are primarily dependent on sales of our Urgent PC system and Macroplastique product. During the nine-month period ended December 31, 2007, sales of our Urgent PC system and Macroplastique product accounted for approximately 45% and 37% of our total sales. Our Macroplastique product line accounted for 51% and 67%, respectively, of total net sales during fiscal 2007 and 2006. If demand for our two product lines decline, our revenues and business prospects may suffer.
We may require additional financing in the future which may not be available to us when required, or may be available only on unfavorable terms.
Our future liquidity and capital requirements will depend on numerous factors including: the timing and cost involved in manufacturing scale-up and in expanding our sales, marketing and distribution capabilities in the United States markets; the cost and effectiveness of our marketing and sales efforts with respect to our existing products in international markets; the effect of competing technologies and market and regulatory developments; and the cost involved in protecting our proprietary rights. Because we have yet to achieve profitability and generate positive cash flows, we may need to raise additional financing to support our operations and planned growth activities in the future. Any equity financing could substantially dilute your equity interests in our company and any debt financing could impose significant financial and operational restrictions on us. There can be no guarantee that we will be successful, as we currently have no committed sources of, or other arrangements with respect to, additional equity or debt financing. We cannot assure you that we will obtain additional financing on acceptable terms, or at all.
The size and resources of our competitors may allow them to compete more effectively than we can, which could adversely affect our potential profitability.
Our products compete against similar medical devices and other treatment methods, including drugs, for treating voiding dysfunctions. Many of our competitors have significantly greater financial, research and development, manufacturing and marketing resources than we have. Our competitors could use these resources to develop or acquire products that are safer, more effective, less invasive, less expensive or more readily accepted than our products. Their products could make our technology and products obsolete or noncompetitive. Our competitors could also devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can. If we are not able to compete effectively, then we may not be profitable.
Our products and facilities are subject to extensive regulation, with which compliance is costly and which exposes us to penalties for non-compliance.
The production and marketing of our products and our ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. U.S. and foreign regulations applicable to medical devices are wide-ranging and govern, among other things, the testing, marketing and pre-market review of new medical devices, in addition to regulating manufacturing practices, reporting, advertising, exporting, labeling and record keeping procedures. We are required to obtain regulatory approval or clearance before we can market our products in the United States and certain foreign countries. The regulatory process requires significant time, effort and expenditures to bring our products to market. We cannot assure you that we will obtain approval for any future products or that we will maintain approval to sell any of our existing products. Any failure to obtain or retain regulatory approvals or clearances could prevent us from successfully marketing our products, which could adversely affect our business and results of operations. Our failure to comply with applicable regulatory requirements could result in governmental agencies:

•	imposing fines and penalties on us;

•	preventing us from manufacturing or selling our products;

•	bringing civil or criminal charges against us;

•	delaying the introduction of our new products into the market;

•	enforcing operating restrictions;

•	recalling or seizing our products; or

•	withdrawing or denying approvals or clearances for our products.
If any or all of the foregoing were to occur, we may not be able to meet the demands of our customers and our customers may cancel orders or purchase products from our competitors, which could adversely affect our business and results of operations.
Even if we receive regulatory approval or clearance of a product, the approval or clearance could limit the uses for which we may label and promote the product, which may limit the market for our products. Further, for a marketed product, its manufacturer and manufacturing facilities are subject to periodic reviews and inspections by FDA and foreign regulatory authorities. Subsequent discovery of problems with a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including withdrawal of the product from the market or other enforcement actions. In addition, regulatory agencies may not agree with the extent or speed of corrective actions relating to product or manufacturing problems.
If additional regulatory requirements are implemented in the foreign countries in which we sell our products, the cost of developing or selling our products may increase. In addition, we may rely on our distributors outside the United States in seeking regulatory approval to market our devices in particular countries. To the extent we do so, we are dependent on persons outside of our direct control to make regulatory submissions and secure approvals, and we do or will not have direct access to health care agencies in those markets to ensure timely regulatory approvals or prompt resolution of regulatory or compliance matters. If our distributors fail to obtain the required approvals or do not do so in a timely manner, our revenues from our international operations and our results of operations may be adversely affected.
In addition, our business and properties are subject to federal, state and local laws and regulations relating to the protection of the environment, natural resources and worker health and safety and the use, management, storage, and disposal of hazardous substances, wastes, and other regulated materials. The costs of complying with these various environmental requirements, as they now exist or may be altered in the future, could adversely affect our financial condition and results of operations.
The marketing of our products requires a significant amount of time and expense and we may not have the resources to successfully market our products, which would adversely affect our business and results of operations.
The marketing of our products requires a significant amount of time and expense in order to identify the physicians who may use our products, invest in training and education and employ a sales force that is large enough to interact with the targeted physicians. We may not have adequate resources to market our products successfully against larger competitors who have more resources than we do. If we cannot market our products successfully, our business and results of operations would be adversely affected.

If third parties claim that we infringe upon their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling the affected product.
The medical device industry is litigious with respect to patents and other intellectual property rights. Companies operating in our industry routinely seek patent protection for their product designs, and many of our principal competitors have large patent portfolios. Companies in the medical device industry have used intellectual property litigation to gain a competitive advantage. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. We face the risk of claims that we have infringed on third parties’ intellectual property rights. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, even those without merit, could:
•	be expensive and time consuming to defend;

•	result in us being required to pay significant damages to third parties;

•	cause us to cease making or selling products that incorporate the challenged intellectual property;

•	require us to redesign, reengineer or rebrand our products, if feasible;

•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, which agreements may not be available on terms acceptable to us or at all;

•	divert the attention of our management; or

•	result in our customers or potential customers deferring or limiting their purchases or use of the affected products until resolution of the litigation.
In addition, new patents obtained by our competitors could threaten a product’s continued life in the market even after it has already been introduced.
If we are unable to adequately protect our intellectual property rights, we may not be able to compete effectively and we may not be profitable.
Our success depends in part on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of trademark laws and confidentiality, noncompetition and other contractual arrangements to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Our patents and patent applications, if issued, may not be broad enough to prevent competitors from introducing similar products into the market. Our patents, if challenged or if we attempt to enforce them, may not necessarily be upheld by the courts of any jurisdiction. In addition, patent protection in foreign countries may be different from patent protection under U.S. laws and may not be favorable to us. As a result, we may not be able to compete effectively.
We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all of our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent products or processes or otherwise gain access to our unpatented proprietary technology. We attempt to protect our trade secrets and other unpatented proprietary technology through the use of confidentiality and noncompetition agreements with our current key employees and with other parties to whom we have divulged trade secrets. However, these agreements may not be enforceable or may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event competitors discover or independently develop similar proprietary information.

Product liability claims could adversely affect our business and results of operations.
The manufacture and sale of medical devices exposes us to significant risk of product liability claims, some of which may have a negative impact on our business. Our existing products were developed relatively recently and defects or risks that we have not yet identified may give rise to product liability claims. Our existing $2 million of worldwide product liability insurance coverage would likely be inadequate to protect us from any liabilities we may incur or we may not be able to maintain adequate product liability insurance at acceptable rates. If a product liability claim or series of claims is brought against us for uninsured liabilities or in excess of our insurance coverage and it is ultimately determined that we are liable, our business could suffer. Additionally, we could experience a material design or manufacturing failure in our products, a quality system failure, other safety issues or heightened regulatory scrutiny that would warrant a recall of some of our products. A recall of any of our products likely would be costly, would be uninsured and could also result in increased product liability claims. Further, while we train our physician customers on the proper usage of our products, we cannot ensure that they will implement our instructions accurately. If our products are used incorrectly by our customers, injury may result and this could give rise to product liability claims against us. Any losses that we may suffer from any liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of our products, may divert management’s attention from other matters and may have a negative impact on our business and our results of operations.
If we are not able to successfully scale-up production of our products, our sales and revenues will suffer.
In order to commercialize our products in the United States and international markets, we need to be able to produce, or subcontract the production of, our products in a cost-effective way on a large scale to meet demand, while maintaining high standards for quality and reliability, if and when, such increased demand occurs. If we fail to successfully commercialize our products, we will not be profitable.
We may experience manufacturing and control problems as we continue to scale-up our manufacturing operations, and we may not be able to scale-up manufacturing in a timely manner or at a reasonable cost to enable production in sufficient quantities. If we experience any of these problems, we may not be able to have our products manufactured and delivered in a timely manner.
The loss or interruption of products or materials from any of our key suppliers could slow down the manufacture and distribution of our products, which would limit our ability to generate sales and revenues.
We currently purchase several products, and key materials used in our products, from single source suppliers. Our reliance on a limited number of suppliers subjects us to several risks, including an inability to obtain an adequate supply of required products and materials, price increases, untimely delivery and difficulties in qualifying alternative suppliers. We cannot be sure that acceptable alternative arrangements could be made on a timely basis. Additionally, the qualification of materials and processes as a result of a supplier change could be deemed as unacceptable to regulatory authorities and cause delays and increased costs due to additional test requirements. A significant interruption in the supply of products or materials, for any reason, could delay the manufacture and sale of our products, which would limit our ability to generate revenues.
If we are not able to maintain sufficient quality controls, regulatory approvals of our products by the FDA, European Union or other relevant authorities could be delayed or denied and our sales and revenues will suffer.
Approval of our products could be delayed by the FDA, European Union or other related authorities if our manufacturing facilities do not comply with applicable manufacturing requirements. The FDA’s Quality System Regulations impose extensive testing, control, documentation and other quality assurance requirements. Canada and the European Union also impose requirements on quality systems of manufacturers, which are inspected and certified on a periodic basis and may be subject to additional unannounced inspections. Further, our suppliers are also subject to these regulatory requirements. Failure by any of our suppliers or us to comply with these requirements could prevent us from obtaining or retaining approval for and marketing of our products. We cannot assure you that our suppliers’ or our manufacturing facilities will comply with applicable regulatory requirements on a timely basis or at all.
Even with approval to market our products in the United States, European Union and other countries, we must continue to comply with relevant manufacturing and distribution requirements. If violations of applicable requirements are noted during periodic inspections of our manufacturing facilities, we may not be able to continue to market our products and our revenues could be materially adversely affected.
If we are unable to continue to develop and market new products and technologies, we may experience a decrease in demand for our products or our products could become obsolete, and our business would suffer.
We expect new products to represent a significant component of our future business. We may not be able to compete effectively with our competitors unless we can keep up with existing or new products and technologies in the urinary and fecal incontinence market. If we do not continue to introduce new products and technologies, or if those products and technologies are not accepted, we may not be successful and our business would suffer. Moreover, our clinical trials have durations of several years and it is possible that competing therapies, such as drug therapies, may be introduced while our products are still undergoing clinical trials. This could reduce the potential demand for our products and negatively impact our business prospects. Additionally, our competitors’ new products and technologies may beat our products to market, may be more effective or less expensive than our products or render our products obsolete.
We are dependent on the availability of third-party reimbursement for our revenues.
Our success depends on the availability of reimbursement for the cost of our products from third-party payors, such as government health authorities, private health insurance plans and managed care organizations. There is no uniform policy for reimbursement in the United States and foreign countries. As a relatively new therapy, PTNS using the Urgent PC system has not been assigned a reimbursement code unique to the technology. A number of practitioners are using an existing reimbursement code that closely describes the procedure. In addition, Aetna and Blue Cross Blue Shield of Minnesota, Delaware, Northern Virginia, District of Columbia and Maryland have published policies providing coverage for PTNS under an existing reimbursement code. However, we cannot assure you that adequate coverage and reimbursement will be provided for the Urgent PC system in the future by third party payors. Accordingly, changes in the extent or type of coverage or a reduction in reimbursement rates under any or all third-party reimbursement programs may cause a decline in purchases of our products, which would materially adversely affect the market for our products. Alternatively, we might respond to reduced reimbursement rates by reducing the prices of our products, which could also reduce our revenues.
If physicians do not recommend and endorse our products, our sales may decline or we may be unable to increase our sales and profits.
In order for us to sell our products, physicians must recommend and endorse them. We may not obtain the necessary recommendations or endorsements from physicians. Acceptance of our products depends on educating the medical community as to the distinctive characteristics, perceived benefits, safety, clinical efficacy, cost-effectiveness and third party reimburseability of our products compared to products of our competitors, and on training physicians in the proper application of our products. If we are not successful in obtaining the recommendations or endorsements of physicians for our products, our sales may decline or we may be unable to increase our sales and profits.

Our business strategy relies on assumptions about the market for our products, which, if incorrect, would adversely affect our business prospects and profitability.
We are focused on the market for minimally invasive therapies used to treat voiding dysfunctions. We believe that the aging of the general population will continue and that these trends will increase the need for our products. However, the projected demand for our products could materially differ from actual demand if our assumptions regarding these trends and acceptance of our products by the medical community prove to be incorrect or do not materialize. Actual demand for our products could also be affected if drug therapies gain more widespread acceptance as a viable alternative treatment, which in each case would adversely affect our business prospects and profitability.
Negative publicity regarding the use of silicone material in medical devices could harm our business and result in a material decrease in revenues.
Macroplastique is comprised of medical grade, heat-vulcanized polydimethylsiloxane, which results in a solid, flexible silicone elastomer. In the early 1990’s, the United States breast implant industry became the subject of significant controversies surrounding the possible effects upon the human body of the use of semi-liquid silicone gel in breast implants, resulting in product liability litigation and leading to the bankruptcy of several companies, including our former parent, Bioplasty, Inc. We use only medical grade solid silicone material in our tissue bulking products and not semi-liquid silicone gel, as was used in breast implants. Negative publicity regarding the use of silicone materials in our products or in other medical devices could have a significant adverse affect on the overall acceptance of our products. We cannot assure you that the use of solid silicone in medical devices implanted in the human body by us and others will not result in negative publicity.
The risks inherent in operating internationally and the risks of selling and shipping our products and of purchasing our components and products internationally may adversely impact our net sales, results of operations and financial condition.
We still derive a substantial portion of our revenues from customers and operations in international markets. We expect non-United States sales to continue to represent a significant portion of our revenues until we achieve sufficient market acceptance from United States customers of the already FDA-approved products, and in particular the Urgent PC system. The sale and shipping of our products and services across international borders, as well as the purchase of components and products from international sources, subject us to extensive U.S. and foreign governmental trade regulations. Compliance with such regulations is costly and exposes us to penalties for non-compliance. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities, and exclusion or debarment from government contracting. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our shipping and sales activities.
In addition, many of the countries in which we sell our products are, to some degree, subject to political, economic and/or social instability. Our international sales operations expose us and our representatives, agents and distributors to risks inherent in operating in foreign jurisdictions. These risks include:
•	the imposition of additional U.S. and foreign governmental controls or regulations;

•	the imposition of costly and lengthy new export licensing requirements;

•	the imposition of U.S. and/or international sanctions against a country, company, person or entity with whom the company does business that would restrict or prohibit continued business with the sanctioned country, company, person or entity;

•	political and economic instability;

•	fluctuations in the value of the U.S. dollar relative to foreign currencies;

•	a shortage of high-quality sales people and distributors;

•	loss of any key personnel that possess proprietary knowledge, or who are otherwise important to our success in certain international markets;

•	changes in third-party reimbursement policies that may require some of the patients who receive our products to directly absorb medical costs or that may necessitate the reduction of the selling prices of our products;

•	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•	the imposition of new trade restrictions;

•	the imposition of restrictions on the activities of foreign agents, representatives and distributors;

•	scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

•	pricing pressure that we may experience internationally;

•	laws and business practices favoring local companies;

•	longer payment cycles;

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	difficulties in enforcing or defending intellectual property rights; and

•	exposure to different legal and political standards due to our conducting business in approximately 40 countries.
We cannot assure you that one or more of these factors will not harm our business. Any material decrease in our international sales would adversely impact our net sales, results of operations and financial condition. Our international sales are predominately in Europe. In Europe, health care regulation and reimbursement for medical devices vary significantly from country to country. This changing environment could adversely affect our ability to sell our products in some European countries.
Fluctuations in foreign exchange rates could negatively impact our results of operations.
Because our international sales are denominated primarily in euros, currency fluctuations in countries where we do business may render our products less price competitive than those of competing companies whose sales are denominated in weaker currencies. We report our financial results in U.S. dollars, and fluctuations in the value of either the dollar or the currencies in which we transact business can have a negative impact on our results of operations and financial condition. Consequently, we have exposure to foreign currency exchange risks. We do not hedge any of our foreign currency risk.

Proposals to modify the health care system in the U.S. or other countries could affect the pricing of our products. If we cannot sell our products at the prices we plan to, our margins and profitability could be adversely affected.
Proposals to modify the current health care system in the United States to improve access to health care and control its costs are continually being considered by the federal and state governments. We anticipate that the U.S. Congress and state legislatures will continue to review and assess alternative health care reform proposals. We cannot predict whether these reform proposals will be adopted, when they may be adopted or what impact they may have on us if they are adopted. Any spending decreases or other significant changes in government programs such as Medicare could adversely affect the pricing of our products.
Like the United States, foreign countries have considered health care reform proposals and could materially alter their government-sponsored health care programs by reducing reimbursement rates. Any reduction in reimbursement rates under United States or foreign health care programs could negatively affect the pricing of our products. If we are not able to charge a sufficient amount for our products, our margins and our profitability will be adversely affected.
If our information systems fail or if we experience an interruption in their operation, our business and results of operations could be adversely affected.
The efficient operation of our business is dependent on our management information systems. We rely on our management information systems to effectively manage accounting and financial functions, order entry, order fulfillment and inventory replenishment processes, and to maintain our research and development and clinical data. The failure of our management information systems to perform as we anticipate could disrupt our business and product development and could result in decreased sales, increased overhead costs, excess inventory and product shortages, causing our business and results of operations to suffer. In addition, our management information systems are vulnerable to damage or interruption from:
•	earthquake, fire, flood and other natural disasters;

•	terrorist attacks and attacks by computer viruses or hackers; and

•	power loss or computer systems, Internet, telecommunications or data network failure.
Any such interruption could adversely affect our business and results of operations.
If we lose the services of our chief executive officer or other key personnel, we may not be able to manage our operations and meet our strategic objectives.
Our future success depends, in large part, on the continued service of our senior management. We have no key person insurance with respect to any of our senior managers, and any loss or interruption of their services could significantly reduce our ability to effectively manage our operations and implement our strategy. Also, we depend on the continued service of key managerial, scientific and technical personnel. Further, we depend on our ability to continue to attract and retain additional highly qualified medical device sales personnel. Any loss or interruption of the services of our other key personnel could also significantly reduce our ability to effectively manage our operations and meet our strategic objectives because we cannot assure you that we would be able to find an appropriate replacement should the need arise.

If we are not able to acquire or license other products, our business and future growth prospects could suffer.
As part of our growth strategy, we intend to acquire or license additional products and product candidates for development and commercialization. The success of this strategy depends upon our ability to identify, select and acquire the right products.
Any product candidate we license or acquire may require additional development efforts prior to sale, including clinical testing and approval by the FDA and other regulatory bodies. Product candidates may fail to receive or experience a significant delay in receiving the necessary approvals. In addition, we cannot assure you that any approved products that we acquire or license will be manufactured economically, successfully commercialized or widely accepted in the marketplace. Other companies, including those with greater financial, marketing and sales resources, may compete with us for the acquisition or license of product candidates or approved products. We may not be able to acquire or license the right to other products on terms that we find acceptable, or at all.
To finance any acquisitions, we may choose to issue shares of our common stock as consideration, which would dilute your interest in us. If the price of our common stock is low or volatile, we may not be able to acquire other products or companies for stock. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.
Even if we complete future acquisitions, our business, financial condition and the results of operations could be negatively affected because:
•	we may be unable to integrate the acquired business successfully and realize anticipated economic, operational and other benefits in a timely manner; and/or

•	the acquisition may disrupt our ongoing business, distract our management and divert our resources.
Risks Relating to Our Common Stock and This Offer
You may be unable to sell the common stock you purchase in this offering.
There is only a limited trading market for our common stock, which is quoted on the AMEX. Transactions in our common stock may lack the volume, liquidity and orderliness necessary to maintain a liquid and active trading market. Accordingly, an investor should consider the potential lack of liquidity before investing in our common stock.
Our stock price may fluctuate and be volatile.
The market price of our common stock may be subject to significant fluctuation due to the following factors, among others:
•	variations in our quarterly financial results;

•	developments regarding regulatory clearances or approvals of our products;

•	market acceptance of our products;

•	the success of our efforts to acquire or license additional products;

•	announcements of new products or technologies by us or our competitors;

•	developments regarding our patents and proprietary rights or those of our competitors;

•	developments in U.S. or international reimbursement systems;

•	changes in accounting standards, policies, guidance or interpretations;

•	sales of substantial amounts of our stock by existing shareholders; and

•	general economic or market conditions.
The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These broad market fluctuations may cause the price of our common stock to fall abruptly or remain significantly depressed.
Future sales of our common stock in the public market could lower our share price.
The market price of our common stock could decline due to sales by our existing shareholders of a large number of shares of our common stock or the perception that these sales could occur. These sales could also make it more difficult for us to raise capital through the sale of common stock at a time and price we deem appropriate.
We have a significant number of equity instruments outstanding subject to conversion to our common stock. As of December 31, 2007, we had 2,030,600 shares of our common stock subject to outstanding options (of which 1,571,596 are exercisable) and 2,116,928 shares of our common stock subject to outstanding warrants. Further, in April 2007, we issued 1,417,144 shares of our common stock to purchase from CystoMedix, Inc. certain intellectual property assets related to the Urgent PC system. The shares issued to CystoMedix will become eligible for public resale beginning in April 2008.
We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.
Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We are evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. While we anticipate being able to fully implement management attestation requirements relating to internal controls and all other aspects of Section 404 by our March 31, 2008 deadline and auditor attestation requirements by March 31, 2009, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, including the SEC. This type of action could adversely affect our financial results or investors’ confidence in our company and our ability to access capital markets and could cause our stock price to decline. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC. If we fail to develop and maintain effective controls and procedures, we may be unable to provide the required financial information in a timely and reliable manner. Further, if we acquire any company in the future, we may incur substantial additional costs to bring the acquired company’s systems into compliance with Section 404.

Our corporate documents and Minnesota law contain provisions that could discourage, delay or prevent a change in control of our company.
Provisions in our articles of incorporation may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our articles of incorporation provide for a staggered board of directors, whereby directors serve for three-year terms, with approximately one third of the directors coming up for reelection each year. Having a staggered board will make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors.
We are also subject to the anti-takeover provisions of Section 302A.673 of the Minnesota Business Corporation Act. Under these provisions, if anyone becomes an “interested shareholder,” we may not enter into a “business combination” with that person for four years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 302A.673, “interested shareholder” means, generally, someone owning 10% or more of our outstanding voting stock or an affiliate of ours that owned 10% or more of our outstanding voting stock during the past four years, subject to certain exceptions.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes or incorporates forward-looking statements. All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial position, business strategy, and plans and objectives for future operations and products. The words “may,” “will,” “believe,” “expect,” “estimate,” “continue,” “anticipate,” “intend” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, business operations and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:
•	the highly competitive nature of the markets in which we sell our products;

•	regulatory hurdles that may prevent, delay or make more expensive our introduction of products;

•	the failure to continue developing innovative products;

•	the loss of our customers;

•	increases in prices for raw materials or the loss of key supplier contracts;

•	employee slowdowns, strikes or similar actions;

•	product liability claims exposure;

•	risks in connection with our operations outside the United States;

•	conditions and changes in the medical device industry generally;

•	the failure in protecting our intellectual property;

•	exposure to competitors’ assertions of intellectual property claims;

•	the failure to retain senior management or replace lost senior management;

•	changes in U.S. generally accepted accounting principles or the rules and regulations of the Securities and Exchange Commission;

•	changes in general economic and business conditions;

•	changes in currency exchange rates and interest rates;

•	introduction of competing products;

•	lack of acceptance of new products;

•	competitive pressures on the transactional sales and margins, and competition from new market participants for our sales;

•	adverse changes in applicable laws or regulations;

•	the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions;

•	the failure to integrate effectively newly acquired operations; and

•	the absence of expected returns from the amount of intangible assets we have recorded.
We believe that the above factors are important, but not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on us. Since our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements, we cannot give any assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. All forward-looking statements included or incorporated in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update any of the forward-looking statements, except as may be required under federal securities laws.
USE OF PROCEEDS
We will not receive any proceeds from the sale of shares. The proceeds, if any, we receive from the exercise of the warrants will be used for general corporate purposes.
VALIDITY OF COMMON STOCK
The validity of the shares of common stock offered by this prospectus has been passed upon by Messerli & Kramer P.A.
EXPERTS
Our consolidated financial statements as of and for the years ended March 31, 2007 and 2006, incorporated by reference in this prospectus, have been so included in reliance upon the report of McGladrey & Pullen, LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is a part of a registration statement on Form S-3. Parts of the registration statement have been omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement.
We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You can read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the termination of this offering:
(1)	Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007;

(2)	Our Quarterly Reports on Form 10-QSB for the fiscal quarters ended June 30, 2007 and September 30, 2007;

(3)	Our Current Reports on Form 8-K filed June 7, 2007, November 1, 2007, November 7, 2007 and December 7, 2007; and

(4)	The description of our common stock contained in our Registration Statement on SB-2 filed with the SEC (No. 333-133072).
Any statement contained in the documents incorporated by reference in this prospectus will be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supercedes the statement. Information that we file later with the SEC before the termination of this offering will automatically modify and supercede the information previously incorporated by reference and the information in this prospectus. Any statement so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this prospectus.
Upon written or oral request, free of charge, we will provide any person, including beneficial owners, to whom a copy of this prospectus is delivered a copy of any document incorporated by reference, excluding all exhibits unless we specifically incorporated by reference an exhibit in this prospectus. Any such requests should be addressed to:
Uroplasty, Inc.
5420 Feltl Road
Minnetonka, Minnesota 55343
Attn: Chief Financial Officer
(952) 426-6140

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the costs and expenses payable by us in connection with the registration of the common stock hereunder. All amounts are estimated, except for the SEC registration fee.

SEC registration fee	$1,348
Accountants’ fees and expenses	27,000
Legal fees and expenses	55,000
Printing expenses	30,000
NASD and AMEX fees	45,000
Blue sky fees and expenses	3,000
Transfer Agent and Registrar fees and expenses	1,000
Miscellaneous	7,652

Total	$170,000
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. Our Bylaws provide that we shall indemnify officers and directors to the extent permitted by Section 302A.521.

ITEM 16. EXHIBITS

Number	Description
4.1	Form of Stock Certificate representing shares of our Common Stock (Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form 10SB)

4.3*	Form of Selling Agent’s Warrant

5*	Legal Opinion of Messerli & Kramer P.A.

23.1#	Consent of McGladrey & Pullen, LLP

23.2*	Consent of Messerli & Kramer P.A. (included in Exhibit 5)

24.1	Power of Attorney (included on signature page of Form SB-2 as initially filed)

*	Previously filed

#	Filed herewith
ITEM 17. UNDERTAKINGS.
(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement (333-138265) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on January 28, 2008.

UROPLASTY, INC.
By:	/s/ David B. Kaysen
David B. Kaysen
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement (333-138265) has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title/Capacity	Date

/s/ David B. Kaysen David B. Kaysen	President, Chief Executive Officer and Director (Principal Executive Officer)	January 28, 2008

/s/ Mahedi A. Jiwani Mahedi A. Jiwani	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 28, 2008

*	Chairman of the Board of Directors	January 28, 2008

R. Patrick Maxwell

*	Director	January 28, 2008

Thomas E. Jamison

*	Director	January 28, 2008

Lee A. Jones

*	Director	January 28, 2008

James P. Stauner

*	Director	January 28, 2008

Sven A. Wehrwein

*By:	/s/ David B. Kaysen
David B. Kaysen, Attorney-in Fact

EXHIBIT INDEX

Number	Description
4.1	Form of Stock Certificate representing shares of our Common Stock (Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form 10SB)

4.3*	Form of Selling Agent’s Warrant

5*	Legal Opinion of Messerli & Kramer P.A.

23.1#	Consent of McGladrey & Pullen, LLP

23.2*	Consent of Messerli & Kramer P.A. (included in Exhibit 5)

24.1	Power of Attorney (included on signature page of Form SB-2 as initially filed)

*	Previously filed

#	Filed herewith